Stock Dividend Fund, Inc. 485BPOS

Exhibit 99.(j)

Consent of Independent Registered Public Accounting Firm

To the Board of Directors of Stock Dividend Fund, Inc.

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 20, 2025, with respect to the financial statements and financial highlights of Stock Dividend Fund, Inc. which is included in Form N-CSR for the year ended December 31, 2024 and to use our name and the statement with respect to us, as appearing in Part B to the Registration Statement under the heading ?Other Service Providers? in the Statement of Additional Information.

/s/ Bodwell Vasek Wells DeSimone LLP

Dallas, Texas

February 20, 2025